    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 2000



                                                      REGISTRATION NO. 333-38844

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           ISIS PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           33-0336973
           (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)

                              2292 FARADAY AVENUE
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 931-9200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            B. LYNNE PARSHALL, ESQ.
                            EXECUTIVE VICE PRESIDENT
                           ISIS PHARMACEUTICALS, INC.
                              2292 FARADAY AVENUE
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 931-9200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                            JULIE M. ROBINSON, ESQ.
                         ALEXANDER A. FITZPATRICK, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                              SAN DIEGO, CA 92121
                                 (858) 550-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THIS REGISTRATION STATEMENT CONTAINS A PROSPECTUS WHICH INCLUDED 4,000,000 SHARES REGISTERED ON REGISTRATION NO. 333-90811, AS AMENDED.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD TO YOU UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 25, 2000


                                   PROSPECTUS

                                4,000,000 Shares

                           ISIS PHARMACEUTICALS, INC.

                                  Common Stock
                           -------------------------

     This prospectus will allow us to issue common stock over time. This means:


     - we will provide this prospectus and a prospectus supplement each time we issue common stock;


     - the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

     - you should read this document and any prospectus supplement carefully before you invest.


     Isis entered into a common stock purchase agreement with Ridgeway Investment Limited. Under the purchase agreement, Isis was entitled to issue and sell to Ridgeway, from time to time, shares of its common stock for cash consideration up to an aggregate of $120 million at a per share purchase price equal to the average price of the common stock over a period of time less a discount from 4.5% to 5.875%.



     Isis' common stock is traded on the Nasdaq National Market under the symbol "ISIP". On August 21, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $12.25 per share.


     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is                , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
The Company.................................................    3
The Offering................................................    4
Risk Factors................................................    5
Where You Can Get More Information..........................   10
Use of Proceeds.............................................   11
Dilution....................................................   12
Plan of Distribution........................................   12
Legal Matters...............................................   15
Experts.....................................................   15

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

                                  THE COMPANY

     Isis was incorporated in California in January 1989 and in April 1991 changed its state of incorporation to Delaware. Our executive offices are located at 2292 Faraday Avenue, Carlsbad, California 92008, and our telephone number is (760) 931-9200. Isis' world wide web address is http://www.isip.com. Information contained in our world wide web site should not be considered to be part of this prospectus.

     Isis Pharmaceuticals is a trademark of Isis. Vitravene(TM) is a trademark of CIBA Vision Corporation. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING

Common stock offered in this
prospectus......................    4,000,000 shares


Common stock outstanding after
the offering....................    42,479,623 shares(1)


Use of proceeds.................    For research, drug discovery and development
                                    activities, including preclinical and
                                    clinical studies, production of compounds for such studies and capital expenditures, and other general corporate purposes. See
                                    "Use of Proceeds."

Nasdaq National Market symbol...    ISIP
-------------------------

(1) Based on shares outstanding as of August 21, 2000. Does not include:



     - 8,071,829 shares of common stock issuable upon exercise of outstanding options, as of August 21, 2000,



     - 1,029,881 shares of common stock issuable upon exercise of outstanding warrants as of August 21, 2000, or


     - shares of Series A and Series B Convertible Preferred Stock which may convert into shares of common stock.

                                  RISK FACTORS

     Please consider the following risk factors carefully in addition to the other information contained in this prospectus and in any other documents incorporated by reference into this prospectus from our other SEC filings.

OUR BUSINESS WILL SUFFER IF WE FAIL TO OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS.

     We must conduct time-consuming, extensive and costly clinical trials, in compliance with U.S. Food and Drug Administration regulations, to show the safety and efficacy of each of our drug candidates, as well as the optimum dosage for each, before the FDA can approve a drug candidate for sale. We cannot guarantee that we will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of our products under development. Delays in receiving these approvals, failure by us or our partners to receive these approvals at all or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

     Significant additional trials may be required, and we may not be able to demonstrate that our drug candidates are safe or effective. We have only introduced one commercial product, Vitravene. We cannot guarantee that any of our other product candidates will obtain required government approvals or that we can successfully commercialize any products.

OUR BUSINESS WILL SUFFER IF OUR PRODUCTS ARE NOT USED BY DOCTORS TO TREAT PATIENTS.

     We cannot guarantee that any of our products in development, if approved for marketing, will be used by doctors to treat patients. We currently have one product, Vitravene, a treatment for CMV retinitis in AIDS patients, which addresses a small commercial market with significant competition. We delivered our first commercial shipment of Vitravene to our partner CIBA Vision in 1998, earning product revenue of $560,000. No commercial shipments of Vitravene were made in 1999, and no product revenue was earned.

     The degree of market acceptance for any of our products depends upon a number of factors, including:

     - the receipt and scope of regulatory approvals,

     - the establishment and demonstration in the medical and patient community of the clinical efficacy and safety of our product candidates and their potential advantages over competitive products, and

     - reimbursement policies of government and third-party payors.

     In addition, we cannot guarantee that physicians, patients, patient advocates, payors or the medical community in general will accept and use any products that we may develop.

OUR BUSINESS WILL SUFFER IF ANY OF OUR COLLABORATIVE PARTNERS FAIL TO DEVELOP, FUND OR SELL ANY OF OUR PRODUCTS UNDER DEVELOPMENT.

     If any collaborative partner fails to develop or sell any product in which we have rights, our business may be negatively affected. While we believe that our collaborative partners will have sufficient motivation to continue their funding, development and commercialization activities for our potential products, we cannot be sure that any of these collaborations will be continued or result in commercialized products. The failure of a corporate partner to continue funding any particular program could delay or stop the development or commercialization of any of our products resulting from such program.

     Collaborative partners may be pursuing other technologies or developing other drug candidates either on their own or in collaboration with others, including our competitors, to develop treatments for the same diseases targeted by our own collaborative programs.

     We also may wish to rely on additional collaborative arrangements to develop and commercialize our products in the future. However, we may not be able to negotiate acceptable collaborative arrangements in the future, and, even if successfully negotiated, the collaborative arrangements themselves may not be successful.

OUR BUSINESS COULD SUFFER IF THE RESULTS OF FURTHER CLINICAL TESTING INDICATE THAT ANY OF OUR PRODUCTS UNDER DEVELOPMENT ARE NOT SUITABLE FOR COMMERCIAL USE.

     Drug discovery and development involves inherent risks, including the risk that molecular targets prove unsuccessful and the risk that compounds that demonstrate attractive activity in preclinical studies do not demonstrate similar activity in human beings or have undesirable side effects. Most of our resources are dedicated to applying molecular biology and medicinal chemistry to the discovery and development of drug candidates based upon antisense technology, a novel drug discovery tool in designing drugs that work at the genetic level to block the production of disease-causing proteins.

WE HAVE INCURRED LOSSES AND OUR BUSINESS WILL SUFFER IF WE FAIL TO ACHIEVE PROFITABILITY IN THE FUTURE.


     Because of the nature of the business of drug discovery and development, our expenses have exceeded our revenues since Isis was founded in January 1989. As of June 30, 2000, our accumulated losses were approximately $290 million. Most of the losses have resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our growth and operations. These costs have exceeded our revenues, most of which have come from collaborative arrangements, interest income and research grants. Our current product revenues are derived solely from sales of Vitravene. This product has limited sales potential relative to most pharmaceutical products. We expect to incur additional operating losses over the next several years and we expect losses to increase as our preclinical testing and clinical trial efforts expand. We cannot guarantee that we will successfully develop, receive regulatory approval for, commercialize, manufacture, market or sell any additional products, or achieve or sustain future profitability.


OUR BUSINESS WILL SUFFER IF WE FAIL TO OBTAIN TIMELY FUNDING.

     Based on our current operating plan, we believe that our available cash and existing sources of revenue and credit, together with the proceeds of this offering and interest earned thereon, will be adequate to satisfy our capital needs for at least the next three years. We expect that we will need substantial additional funding in the future. Our future capital requirements will depend on many factors, such as the following:

     - continued scientific progress in our research, drug discovery and development programs;

     - the size of these programs and progress with preclinical and clinical trials;

     - the time and costs involved in obtaining regulatory approvals;

     - the market acceptance of Vitravene;

     - the costs involved in filing, prosecuting and enforcing patent claims;

     - competing technological and market developments, including the introduction of new therapies that address our markets; and

     - changes in existing collaborative relationships and our ability to establish and maintain additional collaborative arrangements.


     We expect that will need to raise additional funds to finance our research and development and other operating activities in the future. Additional funds will need to be raised through public or private financing. Additional financing may not be available, or, if available, may not be on acceptable terms. If additional funds are raised by issuing equity securities, the shares of existing stockholders will be subject to further dilution and share prices may decline. If adequate funds are not available, we may be required to cut back on one or more of our research, drug discovery or development programs or obtain funds through arrangements with collaborative partners or others. These arrangements may require us to give up rights to certain of our technologies, product candidates or products.



OUR BUSINESS WILL SUFFER IF WE CANNOT MANUFACTURE OUR PRODUCTS OR HAVE A THIRD PARTY MANUFACTURE OUR PRODUCTS AT COSTS THAT ENABLE US TO CHARGE COMPETITIVE PRICES TO BUYERS.


     In 1998, we entered into an antisense oligonucleotide manufacturing collaboration with Avecia Life Science Molecules of Manchester, England, pursuant to which Avecia LSM will supply a portion of our requirements of drugs for clinical trials. As of the date of this prospectus, we have not received any supply of drugs under this arrangement, and we cannot guarantee that Avecia LSM will prove to be an acceptable alternative supplier.

     To establish commercial manufacturing capability on a large scale, we must improve our manufacturing processes and reduce our product costs. The manufacture of sufficient quantities of new drugs is typically a time-consuming and complex process. Pharmaceutical products based on chemically modified oligonucleotides have never been manufactured on a large commercial scale. There are a limited number of suppliers for certain capital equipment and raw materials that we use to manufacture our drugs, and some of these suppliers will need to increase their scale of production to meet our projected needs for commercial manufacturing. We may not be able to manufacture at a cost or in quantities necessary to make commercially successful products.

OUR BUSINESS WILL SUFFER IF WE FAIL TO COMPETE EFFECTIVELY WITH OUR COMPETITORS.

     Our competitors are engaged in all areas of drug discovery in the United States and other countries, are numerous, and include, among others, major pharmaceutical and chemical companies, specialized biopharmaceutical firms, universities and other research institutions. Our competitors may succeed in developing other new therapeutic drug candidates that are more effective than any drug candidates that we have been developing. These competitive developments could make our technology and products obsolete or non-competitive before we have had enough time to recover our research, development or commercialization expenses.

     Many of our competitors have substantially greater financial, technical and human resources than we do. In addition, many of these competitors have significantly greater experience than we do in conducting preclinical testing and human clinical trials of new pharmaceutical products and in obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, our competitors may succeed in obtaining regulatory approval for products earlier than we do. We will also have to compete with respect to manufacturing efficiency and marketing capabilities, areas in which we have limited or no experience.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO PROTECT OUR PATENTS OR OUR PROPRIETARY RIGHTS.

     Our success depends to a significant degree upon our ability to develop proprietary products. However, we cannot assure you that patents will be granted on any of our patent applications in the United States or in other countries. We also cannot assure you that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us could potentially be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier.

INTELLECTUAL PROPERTY LITIGATION COULD HARM OUR BUSINESS.

     It is possible that we may have to defend our intellectual property rights in the future. In the event of an intellectual property dispute, we may be forced to litigate or otherwise defend our intellectual property assets. These disputes could involve litigation or proceedings declared by the U.S. Patent and Trademark Office or the International Trade Commission. Intellectual property litigation can be extremely expensive, and this expense, as well as the consequences should we not prevail, could seriously harm our business.

     If a third party claimed an intellectual property right to technology we use, we might be forced to discontinue an important product or product line, alter our products and processes, pay license fees or cease certain activities. Although we might under those circumstances attempt to obtain a license to such intellectual property, we may not be able to do so on favorable terms, if at all.

THE LOSS OF KEY PERSONNEL, OR THE INABILITY TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL, COULD ADVERSELY AFFECT OUR BUSINESS.

     We are dependent on the principal members of our management and scientific staff. We do not have employment agreements with any of our management. The loss of our management and key scientific employees might slow the achievement of important research and development goals. It is also critical to our success to recruit and retain qualified scientific personnel to perform research and development work. We may not be able to attract and retain skilled and experienced scientific personnel on acceptable terms, because of intense competition for experienced scientists among many pharmaceutical and health care companies, universities and non-profit research institutions.

OUR STOCK PRICE IS LIKELY TO CONTINUE TO BE HIGHLY VOLATILE.


     The market price of our common stock, like that of many other biopharmaceutical companies, has been and is likely to continue to be highly volatile. During the twelve months preceding the date of this prospectus, the market price of our common stock has ranged from $3.875 to $39 per share. The market price of our stock can be affected by many factors, including, for example, fluctuation in our operating results, announcements of technological innovations or new drug products being developed by us or our competitors, governmental regulation, regulatory approval, developments in patent or other proprietary rights, public concern regarding the safety of our drugs and general market conditions.


PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW MAY PREVENT STOCKHOLDERS FROM RECEIVING A PREMIUM FOR THEIR SHARES.


     Our certificate of incorporation provides for classified terms for the members of our board of directors. Our certificate also includes a provision that requires at least 66 2/3% of our voting stockholders to approve a merger or certain other business transactions with, or proposed by, 15% or more of our voting stockholders, except in cases where certain directors approve the transaction or certain minimum price criteria and other procedural requirements are met.


     Our certificate of incorporation also requires that any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent. In addition, special meetings of our stockholders may be called only by the board of directors, the chairman of the board or the president, or by any holder of 10% or more of our outstanding common stock. These provisions may discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests. In addition, the board of directors has the authority to fix the rights and preferences of and issue shares of preferred stock, which may have the effect of delaying or preventing a change in control of Isis without action by our stockholders.


PURCHASERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES TO RIDGEWAY UNDER THE PURCHASE AGREEMENT AND TO OTHER PURCHASERS IN THIS OFFERING.



     The sale of 4,000,000 shares of our common stock to Ridgeway under the purchase agreement and to other purchasers under this prospectus will have a dilutive effect on these purchasers. Net tangible book value dilution per share represents the difference in the amount per share paid by purchasers of our common stock in this offering and our pro-forma net tangible book value per share immediately after completion of this offering. After giving effect to our sale of 4,000,000 shares of common stock in this offering at an assumed offering price of $11.58 per share, and the application of the net proceeds from this sale, our pro-forma net tangible book value at June 30, 2000 would have been $2.46 per share, an immediate dilution in net tangible book value to these purchasers of $9.12 per share. To the extent that subsequent purchasers of our shares from Ridgeway, or other underwriters, pay more than $11.58 per share, these purchasers will experience additional dilution.

                       WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended December 31, 1999;


     - Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2000;


     - Proxy Statement for the 2000 Annual Meeting of Stockholders;


     - Current Reports on Form 8-K dated as of January 28, 2000; and


     - Isis' registration statement on Form 8-A filed on April 2, 1991, which includes a description of our common stock.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

             Isis Pharmaceuticals, Inc.
             Attn: Chief Financial Officer
             2292 Faraday Avenue
             Carlsbad, CA 92008
             Telephone Number (760) 931-9200

     This prospectus is part of a larger registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     Companies in the biopharmaceutical industry generally expend significant capital resources in product research and development. We anticipate that we will be required to raise substantial additional capital over a period of several years in order to finance our research and development programs. Additional capital may be raised through additional public or private financings, as well as collaborative relationships, borrowings and other available sources.

     We intend to use the net proceeds of this offering, if any, for our research, drug discovery and development programs and for other general corporate purposes. Expenses to be funded with the offering proceeds include costs of preclinical and clinical studies, the production of compounds for these studies and capital expenditures. We have not identified precisely the amounts we plan to spend on each research, drug discovery and development program or the timing of such expenditures. Isis, however, currently plans that the proceeds, if any, will be used to support our planned research and development efforts, including Phase III clinical trials of ISIS 3521 in non-small cell lung cancer, and other drugs in our clinical programs. The remaining proceeds, if any, will be used for general corporate purposes. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, progress of our research, drug discovery and development programs, the results of preclinical and clinical studies, the timing of regulatory approvals, technological advances, determinations as to commercial potential of our compounds and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative research arrangements with other companies, the availability of other financing and other factors.

     Other methods of financing our operations, including the acquisition of tenant improvements and capital equipment, such as mortgage or lease financing, may be used by us if available on attractive terms. In the past, we made a practice of using lease financing for equipment purchases and we intend to continue to do so in the future to the extent the terms of this type of financing remain commercially attractive. To the extent this type of financing is used, proceeds of this offering will be reallocated to working capital.

     Based upon our current operating plan, we believe that our available cash and existing sources of revenue and credit, together with the proceeds of this offering, if any, and interest earned thereon, will be adequate to satisfy our capital needs for at least the next three years.

     Proceeds of this offering, if any, may also be used to acquire companies or products that complement our business. We are not planning or negotiating any such transactions as of the date of this prospectus.

                                    DILUTION


     Our net tangible book value was $57,872,000, or approximately $1.51 per share of common stock at June 30, 2000. Net tangible book value per share represents the amount of our tangible assets less total liabilities, divided by 38,375,000 shares of common stock outstanding at June 30, 2000.



     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of our common stock in the offering made hereby and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the sale of 4,000,000 shares of common stock in this offering at an assumed offering price of $11.58 per share and the application of the estimated net proceeds therefrom (after deducting estimated offering expenses) the pro forma net tangible book value of Isis as of June 30, 2000 would have been $104,077,000 or $2.46 per share, an immediate increase in net tangible book value of $.95 per share to existing stockholders and an immediate dilution in net tangible book value of $9.12 per share to purchasers of common stock in the offering, as illustrated in the following table:



Assumed public offering price per share.....................           $11.58
Net tangible book value per share at June 30, 2000..........  $1.51
Increase per share attributable to new investors............  $ .95
                                                              -----
Pro forma net tangible book value per share after
  offering..................................................           $ 2.46
                                                                       ------
Net tangible book value dilution per share to new
  investors.................................................           $ 9.12
                                                                       ------



     To the extent that outstanding options and warrants are exercised or the outstanding Series A and B preferred stock is converted into the Company's common stock, there will be further dilution to new investors.


                              PLAN OF DISTRIBUTION

     We may offer the common stock:

     - directly to purchasers;

     - to or through underwriters;

     - through dealers, agents or institutional investors; or

     - through a combination of such methods.


     Regardless of the method used to sell the common stock, we will provide this prospectus and a prospectus supplement that will disclose:


     - the identity of any underwriters, dealers or agents who purchase the common stock;

     - the material terms of the distribution, including the number of shares sold and the consideration paid;

     - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

     - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.


     Effective December 6, 1999, we entered into a common stock purchase agreement with Ridgeway Investment Limited. Pursuant to the purchase agreement, Isis may, from time to time and at its sole discretion, present Ridgeway with draw down requests to sell up to $5,000,000, or such other amount mutually agreed upon by the parties, worth of shares of Isis' common stock. Isis will issue and sell the shares to Ridgeway at a per share purchase price equal to the average price of Isis' common stock over a period of time less a discount from 5.5% to 5.875%, subject to a minimum price as set forth in the purchase agreement. Isis may present Ridgeway with up to 12 draw down notices during the term of the purchase agreement, which expires January 1, 2001. Upon the receipt of a draw down request, Ridgeway may exercise a call option to purchase up to an additional $5,000,000, or such other amount mutually agreed upon by the parties, worth of shares of Isis' common stock for a purchase price equal to the average price of the common stock over a period specified in the purchase agreement, less a discount from 4.5% to 5.75%, subject to a minimum price as set forth in the purchase agreement. During the period from January 1, 2000 through August 1, 2000, Isis presented draw down notices and received call notices under the purchase agreement for and has sold an aggregate of 1,997,879 shares of common stock to Ridgeway pursuant to the purchase agreement.



     There are a maximum of four remaining draw down requests available to us under the purchase agreement which, based on the closing price of the Company's common stock on August 21, 2000, would result in a maximum aggregate amount of draw downs available under the purchase agreement of $16,000,000, and corresponding available calls by Ridgeway, for an aggregate amount of $32,000,000.


     Isis will pay Ridgeway a fee equal to .25% of each draw down amount and each call option amount.

     Ridgeway and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

     - in the over-the-counter market; or

     - in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.


     The transactions in the shares may be effected by one or more of the following methods:


     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

     - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

     - negotiated transactions between selling stockholders and purchasers without a broker or dealer.

     For purposes of this offering, Ridgeway is an "underwriter" within the meaning of the Securities Act in connection with its sale of the shares purchased under the purchase agreement with Isis and its resales of those shares into the market. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.


     During the time Ridgeway is engaged in distributing shares covered by this prospectus, Ridgeway will comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, Ridgeway:

     - may not engage in any stabilization activity in connection with our securities;

     - must furnish each broker which offers shares of common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

     - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.


     In addition, the purchase agreement with Ridgeway prohibits Ridgeway from engaging in short sales of our common stock during the term of the purchase agreement.



     Ridgeway will provide a copy of this prospectus as well as a prospectus supplement to any purchaser in connection with the resale of any shares purchased by Ridgeway under the purchase agreement with Isis.


     In the purchase agreement with Ridgeway, we agreed to indemnify and hold harmless Ridgeway and each person who controls Ridgeway against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact contained in any prospectus or prospectus supplement, unless made or omitted in reliance upon written information provided to us by Ridgeway.


     We will bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $145,000.

                                 LEGAL MATTERS


     The validity of the issuance of the common stock offered in this prospectus will be passed upon for Isis by Grantland E. Bryce, Vice President and General Counsel of Isis. Mr. Bryce is the beneficial owner of options to purchase 81,500 shares of Isis common stock. As of October 20, 2000, Mr. Bryce will be vested as to options to purchase 32,697 shares of Isis common stock.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by Isis in connection with the sale of the 4,000,000 shares of common stock being registered. All the amounts shown are estimates except for the registration fee.


SEC registration fee.................................  $ 10,758
Legal fees and expenses..............................  $100,000
Accounting fees and expenses.........................  $  5,000
Nasdaq fees for newly issued shares..................  $ 17,500
Miscellaneous........................................  $ 11,742
                                                       --------
  Total..............................................  $145,000
                                                       ========


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law, Isis has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

     Isis' certificate of incorporation and by-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware and (ii) require Isis to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Isis believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to Isis, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of Isis or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the directors' duty to Isis or its stockholders when the director was aware or should have been aware of a risk of serious injury to Isis or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Isis or its stockholders, for improper transactions between the director and Isis and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     Isis has entered into indemnity agreements with each of its directors and executive officers that require Isis to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of Isis or any of its affiliated enterprises, provided such person acted in good faith and in a manner such persons reasonably believed to be in, or not opposed to, the best interests of Isis and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of Isis as to which indemnification is being sought, nor is Isis aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Isis has an insurance policy covering the officers and directors of Isis with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER                    DESCRIPTION OF DOCUMENT
-------                   -----------------------
  1.1     Form of Common Stock Purchase Agreement between Isis
          and Ridgeway Investment Limited.(1)
  4.1     Amended and Restated Certificate of Incorporation.(2)
  4.2     By-laws.(2)
  4.3     Certificate of Designation of the Series A Convertible
          Preferred Stock.(3)
  4.4     Certificate of Designation of the Series B Convertible
          Preferred Stock.(4)
  5.1     Opinion of Grantland E. Bryce.*
 23.1     Consent of Ernst & Young LLP, Independent Auditors.
 23.2     Consent of Grantland E. Bryce. Reference is made to
          Exhibit 5.1.
 24.1     Power of Attorney.*


-------------------------
(1) Filed as an exhibit to the Registration Statement on Form S-3 (No. 333-90811) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to the Registration Statement on Form S-1 (No. 33-39649) or amendments thereto and incorporated herein by reference.

(3) Filed as an exhibit to the Registration Statement on Form S-3 (No. 333-71911) or amendments thereto and incorporated herein by reference.

(4) Filed as an exhibit to the Company's 8-K dated as of January 28, 2000.


 * Previously filed.


ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant undertakes that; (1) for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Carlsbad, County of San Diego, State of California, on the 25th day of August, 2000.


                                       ISIS PHARMACEUTICALS, INC.

                                       By:       /s/ B. LYNNE PARSHALL
                                          --------------------------------------
                                                    B. Lynne Parshall
                                                 Executive Vice President
                                               and Chief Financial Officer
                                           (Principal financial and accounting
                                                         officer)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.



                   SIGNATURES                              TITLE                 DATE
                   ----------                              -----                 ----
                       *                           Chairman of the Board    August 25, 2000
------------------------------------------------    and Chief Executive
         Stanley T. Crooke, M.D., Ph.D.              Officer (Principal
                                                     executive officer)

             /s/ B. LYNNE PARSHALL                Executive Vice President  August 25, 2000
------------------------------------------------    and Chief Financial
               B. Lynne Parshall                     Officer (Principal
                                                  financial and accounting
                                                          officer)

                       *                                  Director          August 25, 2000
------------------------------------------------
               Alan C. Mendelson

                       *                                  Director          August 25, 2000
------------------------------------------------
           Christopher F.O. Gabrieli

                       *                                  Director          August 25, 2000
------------------------------------------------
               William R. Miller

                       *                                  Director          August 25, 2000
------------------------------------------------
               Mark B. Skaletsky

                   SIGNATURES                              TITLE                 DATE
                   ----------                              -----                 ----
                       *                                  Director          August 25, 2000
------------------------------------------------
                Joseph H. Wender

           *By: /s/ B. LYNNE PARSHALL
   ------------------------------------------
                Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1.1       Form of Common Stock Purchase Agreement between Isis and
              Ridgeway Investment Limited.(1)
    4.1       Amended and Restated Certificate of Incorporation.(2)
    4.2       By-laws.(2)
    4.3       Certificate of Designation of the Series A Convertible
              Preferred Stock.(3)
    4.4       Certificate of Designation of the Series B Convertible
              Preferred Stock.(4)
    5.1       Opinion of Grantland E. Bryce.*
   23.1       Consent of Ernst & Young LLP, Independent Auditors.
   23.2       Consent of Grantland E. Bryce. Reference is made to Exhibit
              5.1.
   24.1       Power of Attorney.*


-------------------------
(1) Filed as an exhibit to the Registration Statement on Form S-3 (No. 333-90811) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to the Registration Statement on Form S-1 (No. 33-39649) or amendments thereto and incorporated herein by reference.

(3) Filed as an exhibit to the Registration Statement on Forms S-3 (No. 333-71911) or amendments thereto and incorporated herein by reference.

(4) Filed as an exhibit to the Company's 8-K dated as of January 28, 2000.


 *  Previously filed.